Ex. 10.82
Syntroleum — Management Stock Option Agreement

CONFIDENTIAL
This stock option Agreement (the “Agreement”) is effective as of the Grant Date set forth in the attached Notice. The Agreement is by and between Syntroleum Corporation, a Delaware corporation (“Syntroleum”), and the Grantee listed in the Notice. The Agreement evidences the grant by Syntroleum of the Option to Grantee to purchase the number of shares of Syntroleum common stock, par value $0.01 per share Common Stock indicated in the Notice. The grant is made pursuant to action of the Board of Directors and Grantee’s acceptance of the Option in accordance with the provisions of the Plan. Syntroleum and Grantee agree as follows.
1.	Definitions
1.1.
“Change in Control” shall be deemed to occur if any person or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 shall become the beneficial owner of 25% or more of the shares of Syntroleum Common Stock then outstanding. A Change of Control shall not have occurred if the beneficial owner is Syntroleum, a subsidiary of Syntroleum or an employee benefit plan of Syntroleum.

1.2.	“Common Stock” means the shares of Syntroleum common stock, par value $0.01 per share.
1.3.	“Committee” means the Nominating and Compensation Committee of Syntroleum’s Board of Directors.

1.4.	“Employee in Good Standing” means a Syntroleum employee who is not in violation of any of the following terms and conditions of his employment agreement and/or general company policy;
1.4.1.	has not threatened and has no pending legal or quasi-legal proceeding against Syntroleum including but not limited to negotiations (related to employment), mediations, arbitration or litigation;

1.4.2.	is current in all monies owed Syntroleum;

1.4.3.	has been in the continuous employment of Syntroleum from the Grant Date; 1.4.4. is not on performance or disciplinary probation,

1.4.5.	is not under felony indictment;

1.4.6.
has not resigned. Authorized leaves of absence from Syntroleum shall not constitute a resignation/termination of employment for purposes of this Agreement. For purposes of this Agreement, an authorized leave of absence shall be an absence while Grantee is on military leave, sick leave, or other bona fide leave of absence so long as Grantee’s right to employment with Syntroleum is guaranteed by statute or contract and is mandatory in nature.

1.5.	“Exercise Price” means the price set out in line 5 of Exhibit A of this Agreement

Syntroleum — Management Stock Option Agreement

CONFIDENTIAL
1.6.	“Good Reason” means
1.6.1.
the assignment to the Grantee of any duties that are materially inconsistent with the Grantee’s position or any other assignment that results in a material diminution of the Grantee’s position, authority or responsibilities (excluding performance or disciplinary action) that are not generally imposed on Syntroleum employees as a whole. Good Reason does not include any isolated or inadvertent action not taken in bad faith and remedied by Syntroleum in the normal course of business after receipt of written notification.

1.6.2.
the assignment of the Grantee to an office outside the Tulsa metropolitan area unless the assignment is necessary in order to complete a Syntroleum project, is not intended to be permanent, does not last for more than twelve (12) months and for which Syntroleum compensates the Grantee as per common industry practices (if any).

1.7.	“Grant Date” means the date set out in line 3 of Exhibit A of this Agreement.
1.8.	“Grantee” means the person set out in line 1 of Exhibit A of this Agreement.
1.9.
“Incentive Stock Option(s)” or “Option(s)” means the grant by Syntroleum to Grantee of the right to purchase shares of Common Stock pursuant to the terms of this Agreement and the Plan. The shares subject to the Option are intended to be Incentive Stock Option (ISO) shares as described in Section 422(b) of the Internal Revenue Code of 1986, as amended.

1.10.	“Notice” means Exhibit A attached to this Agreement.
1.11.
“Performance Test” has the definition set out in Exhibit A of the Site License Agreement attached to the Biofining Master License Agreement between Syntroleum Corporation and Dynamic Fuels dated June 22, 2007.

1.12.	“Plan” means the Syntroleum Corporation 2005 Stock Incentive Plan as amended
1.13.	“Plant” means the Dynamic Fuels bio-refinery located in Geismar, Louisiana.
2.	Vesting: The Option shall vest as indicated in the Notice except as otherwise provided herein.

Syntroleum — Management Stock Option Agreement

CONFIDENTIAL
3.
Exercise Period: The vested portion of the Option may be exercised from time to time with respect to any number of shares on any regular business day at Syntroleum’s offices until the earliest to occur of the following dates subject to a ten thousand (10,000) share minimum or balance of ownership whichever is less.

3.1.	30 month period after the first running of the Plant Performance Test if the Grantee is an Employee in Good Standing;
3.2.	30 month period after the first running of the Plant Performance Test if the Grantee’s employment is terminated without cause or the Grantee resigns for Good Reason, or
3.3.	30 month period after the first running of the Plant Performance Test if Grantee’s termination of employment with Syntroleum is by reason of death or disability or retirement, or
3.4.	10 business days following the date of Grantee’s termination of employment for any other reason, or
3.5.	the tenth anniversary of the Grant Date. [This language is required in order for the Option to qualify as an ISO.]
4.	Exercise:
4.1.
The Option may be exercised only by Grantee or, in the event or Grantee’s death, by the person to whom the Option was transferred by delivering or mailing written notice of the exercise to the Secretary of Syntroleum in the form shown in Exhibit B. The written notice shall be signed by each person entitled to exercise the Option and shall specify the address and Social Security number of each such person. If any person other than Grantee purports to be entitled to exercise all or any portion of the Option, the written notice shall be accompanied by proof, satisfactory to Syntroleum, of that entitlement. All legal expenses incurred by Syntroleum in exercising the Option will be to the Grantee’s account.

4.2.
The written notice of exercise will be effective and the Option shall be deemed exercised to the extent specified in the notice on the date one day after the written notice is received by the Secretary of Syntroleum at its offices during regular business hours and is accompanied by full payment of the exercise price for the shares as to which the Option is exercised in certified funds.

4.3.
In the event of a Change in Control, the Option will be canceled, and Syntroleum will issue to the Grantee Common Stock equal in number to the gross number of shares that would have been acquired upon the exercise of the remaining unexercised portion of the Option. Grantee is responsible for its tax obligations.

Syntroleum — Management Stock Option Agreement

CONFIDENTIAL
5.
Transfer of Shares; Tax Withholding. As soon as practicable after receipt of an effective written notice of exercise and full payment of the exercise price as provided in Section 4.0, or upon the occurrence of a Change in Control, the Secretary of Syntroleum shall cause ownership of the appropriate number of shares of Syntroleum Common Stock to be issued to the person exercising the Option or the person entitled to receive shares by reason of the Change in Control by delivering to such person a certificate for such number of shares registered in the name of such person. Each such certificate shall bear a legend describing, to the extent applicable, the restrictions imposed by applicable state and federal securities laws. Notwithstanding the foregoing, if Syntroleum requires payment of any tax required by law to be withheld with respect to a Notice or a Change in Control, the Secretary shall not transfer ownership of shares until the required payment is made. Syntroleum reserves the right to withhold cash from salary or other cash payments made to the Grantee or to retain shares of Common Stock that would otherwise be transferred pursuant to the exercise of an Option or the Change in Control in order to satisfy the tax withholding obligations of Syntroleum resulting from the exercise of an Option or the Change in Control.

6.	Miscellaneous.
6.1.	The rights under this Agreement may not be transferred except by will or the laws of descent and distribution.
6.2.	The rights under this Agreement may be exercised during his lifetime only by Grantee. The terms of the Option shall be binding upon the executors, administrators, heirs, and successors of Grantee.
6.3.
The Option may not be exercised, and the exercise period shall be extended day for day, if the Committee determines that the issuance of shares of Syntroleum’s Common Stock upon such exercise of the Option would constitute a violation of any applicable federal or state securities or other law or regulation or restrict Syntroleum’s ability to use its net operating loss for tax purposes; provided however, that the exercise period shall in no event be extended beyond the tenth anniversary of the Grant Date. In addition, the net operating loss restriction on the Grantee’s ability to exercise will not apply in the event of a Change in Control. Grantee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the actual issuance of the shares.

6.4.
No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date the shares or any part thereof are issued pursuant to exercise of all or any part of the Option.

6.5.
The number of shares of Common Stock subject to the Options will be adjusted as appropriate to avoid dilution of the Grantee’s Option rights pursuant to the Plan, and Sections 409A and 424 of the Internal Revenue Code of 1986, as amended. No adjustment to the number of shares subject to the Options will be made if additional shares are issued in the following situations:

6.5.1.	shares issued and reserved as employee shares as described in the Plan;
6.5.2.	shares issued for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by the Board;
6.5.3.	shares issued at or above market price;
6.5.4.	shares issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board.

Syntroleum — Management Stock Option Agreement

CONFIDENTIAL
6.6.	Grantee agrees not to disclose to any person, directly or indirectly, the terms of this Agreement.
6.7.
The existence of the Option granted in this Agreement shall not affect in any way the right or the power of Syntroleum or its stockholders to make or authorize any recapitalizations, reorganizations or other changes in Syntroleum’s capital structure or its business, or any merger or consolidation of Syntroleum, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Syntroleum or any sale or transfer of all or any part of its assets or business, or any other corporate act or preceding, whether of a similar character or otherwise.

6.8.
The validity and effect of this Agreement and the rights and obligations of the parties, and all other persons affected by this Agreement shall be construed and determined in accordance with the laws of the State of Oklahoma in Tulsa Oklahoma.

6.9.
Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be addressed exclusively in the following priority order:

6.9.1.
Negotiation. Syntroleum and the Grantee (the “Parties” or “Party”) shall arrange a meeting at the Syntroleum office in person to discuss the issues of each Party and negotiate for a resolution of the dispute. The period of negotiation shall extend no longer than thirty (30) calendar days from the first meeting of the negotiators. Each Party shall work in good faith to accommodate their schedules to allow a meeting to occur.

6.9.2.
Mediation. If the Parties have failed to resolve the dispute by negotiation, the Parties shall submit to mediation prior to seeking resolution by binding arbitration in Tulsa, OK. The Parties will cooperate with one another in selecting a mediator from the American Arbitration Association panel of neutrals, which shall be requested to promptly schedule the mediation proceedings. The Parties covenant that they will participate in the mediation in good faith and they will each bear their own costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, are expected to be treated as confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the dispute is not resolved within thirty (30) calendar days from the date of the submission of the dispute to mediation, the administration of the arbitration shall proceed forthwith. The mediator shall be disqualified from serving as arbitrator in the case. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration, such as a temporary or permanent injunction or restraining order to prevent a continuing harm to a Party, from a court of appropriate jurisdiction.

Syntroleum — Management Stock Option Agreement

CONFIDENTIAL
6.9.3.
Arbitration. Within five (5) business days after the Parties have failed to resolve the dispute by negotiation, the dispute shall be resolved by binding arbitration in Tulsa, Oklahoma, before three (3) arbitrators. The arbitration shall be administered by the American Arbitration Association pursuant to its Commercial Rules for Arbitration. The arbitrators’ award may be enforced in State District Courts in Tulsa County, Oklahoma, the United States District Court for the Northern District of Oklahoma or in any other court having jurisdiction over the Parties. The Parties covenant that they will participate in the arbitration in good faith, and that they will each bear their own costs. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration, such as a temporary or permanent injunction or restraining order to prevent a continuing harm to a Party, from a court of appropriate jurisdiction.

6.9.4.
The Parties agree that the dispute resolution priority set forth herein is a material term of this agreement and that the damages for failure to comply with the dispute resolution priority are and would be difficult to measure. Consequently, the Parties agree that in the event a Party elects to ignore the dispute resolution priority order requirements set forth in this Section, the Party making the election shall be obligated for all (internal and external) costs, fees and expenses, including attorneys’ fees, of the other Party, regardless of how the dispute is ultimately decided. In other words, any Party electing to forego the dispute resolution priority in Section 5.9 also elects to pay the fees, costs and expenses of the other Party even if the electing Party ultimately prevails.

6.10.
Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is designated, all notices or communications by Grantee to Syntroleum shall be mailed or delivered to Syntroleum at the offices of its Secretary at 5416 S Yale Suite 400, Tulsa, Oklahoma 74135, and all notice or communications by Syntroleum to Grantee may be given to Grantee personally or may be mailed to him.

6.11.
This Agreement and the grant of the Option pursuant to this Agreement are subject to the terms of the Plan, and all the provisions applicable to Options in general and Incentive Stock Option (ISO) shares as described in Section 422(b) of the Internal Revenue Code of 1986, as amended in particular in the Plan are incorporated by reference into this Agreement; however, where the terms of the Plan and the terms of this Agreement are inconsistent, the terms of this Agreement shall govern.

Syntroleum — Management Stock Option Agreement

CONFIDENTIAL
7.	Additional Payments.
7.1.
Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the Grantee shall become entitled to payments and/or benefits provided by this Agreement or any other agreement or arrangement between Syntroleum and Grantee resulting from a change of ownership or effective control of Syntroleum covered by Section 280G(b )(2) of the Code as a result of such change in ownership or effective control of Syntroleum (a “Payment”), and if the payment would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Grantee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Grantee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Grantee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Grantee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

7.2.
All determinations required to be made under this paragraph 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally or regionally recognized accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to Syntroleum and the Grantee within 15 business days of the receipt of notice from the Grantee that there has been a Payment, or such earlier time as is requested by Syntroleum. The Accounting Firm shall be jointly selected by Syntroleum and the Grantee and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of Syntroleum or its affiliated companies. All fees and expenses of the Accounting Finn shall be borne solely by Syntroleum. Any Gross-Up Payment, as determined pursuant to this paragraph 7, shall be paid by Syntroleum to the Grantee within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Grantee, it shall furnish the Grantee with a written opinion, based upon “substantial authority” (within the meaning of Section 6230 of the Code), that failure to report the Excise Tax on the Grantee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Syntroleum and the Grantee, absent manifest error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Syntroleum should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Grantee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Syntroleum to or for the benefit of the Grantee.

Syntroleum — Management Stock Option Agreement

CONFIDENTIAL
7.3.
Compliance With Section 409A. Notwithstanding anything to the contrary herein, if any of the benefits payable pursuant to this Agreement shall be deemed to constitute nonqualified deferred compensation, within the meaning of Section 409A of the Internal Revenue Code, then the payment of such benefits shall be delayed until the earliest date on which such benefits can be paid without subjecting the Grantee to the payment of any interest or tax penalty which may be imposed under Section 409A of the Internal Revenue Code, but in no event later than six months and five days after the Employee’s separation from service, within the meaning of Section 409A.

8.
Previous Agreement. Grantee agrees to waive any rights she has under the restricted stock agreement between Grantee and Syntroleum dated July 12th, 2007, and that agreement is hereby terminated. The restricted stock issued to Grantee pursuant to that agreement and held by Syntroleum shall be canceled except for 15,000 shares of such restricted stock which shall remain issued and outstanding and held by Grantee, fully paid, and free and clear of any liens, claims or encumbrances. Pursuant to the terms of the Plan, the Shares of Common Stock subject to that agreement shall not count against the number of Shares of Common Stock available for Awards under the Plan and shall be available for future Awards.

IN WITNESS WHEREOF, Syntroleum, by its duly authorized officer, and Grantee have signed this Agreement as of the date first above written.

SYNTROLEUM CORPORATION	Grantee

Name: Robert B. Rosene, Jr.	Name:	Karen Gallagher

Signature: /s/ Robert B. Rosene, Jr.	Signature: /s/ Karen L. Gallagher

Date: 11/21/08	Date: 11/21/08

Address: 5416 South Yale, Suite Tulsa OK 74135

Syntroleum — Management Stock Option Agreement

CONFIDENTIAL
Exhibit A
Notice of Stock Option Grant
1.	Name (“Grantee”): Karen Gallagher

2.	Address: 5520 S. Yorktown Pl, Tulsa, OK 74105

3.	Date of Grant (“Grant Date”): November 21, 2008

4.	Number of shares of Common Stock subject to Option: 485,000

5.	Exercise Price per share of common stock (“Exercise Price”): 66 Cents (.66)

6.	Vesting Schedule:
a.	Options with respect to 60,000 shares of Syntroleum common stock may be exercised at any time after the Grant Date, subject to the limitation set forth in the Agreement.
b.
Options with respect to 60,000 shares of Syntroleum common stock may be exercised at any time after the Committee certifies to the Board of Directors that substantially all the financing for the Plant has occurred.

c.
Options with respect to 65,000 shares of Syntroleum common stock may be exercised at any time after the Committee certifies to the Board of Directors that mechanical completion of the Plant has occurred.

d.
The remaining shares of Syntroleum common stock subject to this option grant may be exercised at any time after the Committee certifies to the Board of Directors that the Plant has successfully completed the Performance Test.

Syntroleum — Management Stock Option Agreement

CONFIDENTIAL
EXHIBIT B
ELECTION OF EXERCISE OF STOCK OPTIONS
The undersigned hereby gives notice to Syntroleum Corporation (“Syntroleum”) that the undersigned is exercising stock options issued to him pursuant to the terms of the Stock Option Agreement between Syntroleum and the undersigned, dated as of  _____, to purchase  _____  shares of the common stock of Syntroleum (the “Agreement”). The undersigned acknowledges that no shares will be issued before Syntroleum receives payment of the purchase price for the shares of common stock and for payment of any tax withholding obligation.
DATED this  _____  day of _____, 20  _____.

Name

Signature

Address

Social Security Number